Exhibit 10.18

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

FAIRWAYS FRISCO, L.P.

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

FAIRWAYS FRISCO, L.P.

This Amended & Restated Agreement of Limited Partnership (the “Agreement”) is entered into February 24, 2005, but effective for all purposes as of December 30, 2004, by and among Fairways Equities, LLC, a Texas limited liability company (“FE”), as the general partner (the “General Partner”), and the limited partners executing and delivering Subscription Agreements (as hereinafter defined).

R E C I T A L S :

WHEREAS, the General Partner and certain Limited Partners formed a limited partnership under the laws of the State of Texas pursuant to that certain Agreement of Limited Partnership Fairways Frisco, L.P. dated effective December 30, 2004 (the “Original Agreement”) for the purpose of acquiring, owning and leasing improved real estate, including the Property (hereinafter defined).

WHEREAS, the General Partner desires to admit those persons executing and delivering to the General Partner a Subscription Agreement, to be described in the Limited Partners Partnership Interest Schedule as “Limited Partners”, into the Partnership upon full and complete execution by the Limited Partner and the General Partner of the Limited Partner’s Subscription Agreements.

WHEREAS, in connection with the formation and operation of such limited partnership, the General Partner and the Limited Partners desire to amend and restate the Original Agreement and wish to set forth their respective rights and obligations as members thereof.

A G R E E M E N T :

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Limited Partners agree that the Original Agreement is hereby amended and restated to provide as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Terms Defined. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” shall mean the Texas Revised Limited Partnership Act as set forth in Vernon’s Revised Civil Statutes Annotated Article 6132a-1, as subsequently amended.

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“Additional Capital Contributions” shall have the meaning set forth in Section 3.2 hereof.

“Affiliate” shall mean a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term “control,” as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Appraised Value” shall have the meaning set forth in Section 7.8 hereof.

“Capital Account” shall have the meaning set forth in Section 3.3 hereof.

“Capital Contribution” shall mean the cash and the fair market value of property other than cash (net of liabilities which the Partnership assumes or takes the property subject to) contributed to the capital of the Partnership by a Partner.

“Cash Flow” shall mean, for the period in question, or in the case of a Major Capital Event, the event in question, the amount by which the aggregate cash receipts of the Partnership from any source (including loans and Capital Contributions) exceed the sum of the cash expenditures of the Partnership plus a cash reserve in the amount determined by the General Partner to be sufficient to meet the working capital requirements of the Partnership.

“Certificate” shall mean the Certificate of Limited Partnership filed upon behalf of the Partnership with the Secretary of State of Texas in accordance with all applicable statutes.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Contracts” shall mean all agreements and related documents pertaining to the acquisition of the Property by the Partnership or any Subsidiary.

“Cure Date” shall have the meaning set forth in Section 3.4 hereof.

“Curing Partner” shall have the meaning set forth in Section 3.4 hereof.

“Curing Partner’s Existing Equity” shall have the meaning set forth in Section 3.4(b)(i) hereof.

“Curing Partner’s New Equity” shall have the meaning set forth in Section 3.4(b)(iii) hereof.

“Equity Adjustment Formula” shall have the meaning set forth in Section 3.4(b) hereof.

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“Exhibit” shall mean an exhibit attached to this Agreement.

“Failing Partner” shall have the meaning set forth in Section 3.4 hereof.

“Failing Partner’s Existing Equity” shall have the meaning set forth in Section 3.4(b)(i) hereof.

“Failing Partner’s New Equity” shall have the meaning set forth in Section 3.4(b)(iii) hereof.

“Failure Date” shall have the meaning set forth in Section 3.4 hereof.

“Financing” shall mean all indebtedness incurred by the Partnership and/or a Subsidiary to acquire, or operate the Subsidiaries or the Subsidiary Interests and/or acquire or cause the Subsidiaries to acquire the Property, and any modification or refinancing thereof, to be secured by the Property.

“General Partner” shall mean FE, so long as such Person shall continue as a general partner hereunder, and any other Person who has been admitted as and continues to be, a general partner of the Partnership.

“Interest Rate” shall have the meaning set forth in Section 3.4(a) hereof.

“Latest Additional Capital Contribution” shall have the meaning set forth in Section 3.4(b)(ii) hereof.

“Limited Partners” shall mean the Limited Partners, so long as each such Person shall continue as a limited partner hereunder, and any other Person who has been admitted as, and who continues to be, a limited partner of the Partnership.

“Limited Partners Partnership Interest Schedule” shall mean the schedule, prepared from time to time, as appropriate, by the General Partner, showing the respective Partnership Interests of the Limited Partners, and attached hereto as Exhibit “B,” with such Exhibit “B” being replaced with a corrected schedule upon the admission of each new Limited Partner.

“Liquidating Event” shall mean the sale, liquidation, condemnation or exchange of all of the Property and the Subsidiaries, or other transaction which, individually or together with any similar transaction or transactions, results in the disposition of all of the Property and the Subsidiary Interests and occurs in the course of liquidation of the Partnership or upon and with respect to which event the Partnership is dissolved and wound up and all payments, including payments on any promissory notes, have been received.

“Major Capital Event” shall mean any event (excluding a Liquidating Event) arising other than in the ordinary course of the Partnership’s business, including, without limitation: (i) the sale of less than all of the Property and the Subsidiary Interests; (ii) a condemnation of less than substantially all of the Property; (iii) the recovery of damage

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awards or settlements or insurance proceeds from the loss of or damage to the Property; (iv) a borrowing or refinancing; and (v) a similar major capital event of a Subsidiary. The General Partner’s designation of an event as a Major Capital Event shall be binding upon the Partners and the Partnership absent manifest error.

“Major Decision” shall have the meaning set forth in Section 4.3 hereof.

“Majority in Interest” shall mean Partners (or Partners of a designated class) owning more than fifty percent (50%) of the Partnership Interests (or Partnership Interests of the designated class).

“Negative Cash Flow” shall mean, for the period in question, the amount by which the operating expenses, capital expenditures and debt service of the Partnership and the capital contributions to be made by the Partnership to the Subsidiaries due and payable within the period in question exceed the cash amounts held by the Partnership or which are expected to be received by the Partnership within the period in question and which are or will be available for payment of such expenses and debt service.

“Operations” shall mean all activities arising in the ordinary course of the Partnership’s business and the business of the Subsidiaries not constituting a Major Capital Event or a Liquidating Event.

“Partners” shall mean the General Partner, the Limited Partners. “Partner” shall mean any one of the Partners.

“Partnership” shall mean the limited partnership created and existing pursuant hereto.

“Partnership Interest” shall mean a Partner’s interest, or a designated class of Partners’ interest, expressed as a percentage in Section 3.9 hereof, in the income, gains, losses, deductions, tax credits, voting rights and distributions of the Partnership as may be affected by the provisions of this Agreement and as may thereafter be adjusted.

“Partnership’s Existing Net Worth” shall have the meaning set forth in Section 3.4(b)(i) hereof.

“Partnership’s New Net Worth” shall have the meaning set forth in Section 3.4(b)(ii) hereof.

“Permitted Transferee” shall have the meaning set forth in Section 8.3 hereof.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, estate or other entity or organization.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

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“Property” shall mean those certain tracts of improved and unimproved real property described in Exhibit ”A” attached hereto, owned by a Subsidiary.

“Put Election” shall have the meaning set forth in Section 8.7 hereof.

“Put Interest” shall have the meaning set forth in Section 8.7 hereof.

“Sales Price” shall have the meaning set forth in Section 8.7 hereof.

“Section” shall mean any section or subsection in this Agreement.

“Selling Partner” shall have the meaning set forth in Section 8.7 hereof.

“Service” shall mean the Internal Revenue Service.

“Subscription Agreement” shall mean the subscription agreement in a form determined by the General Partner, executed and delivered by each Limited Partner and accepted by the General Partner, providing for such Limited Partner’s subscription and agreement to be bound by this Agreement as a Limited Partner of the respective class indicated in such agreement.

“Subsidiary” shall mean a limited partnership, trust, limited liability company, corporation and any other person or form of organization which is or may be formed to own the Property, or to own interests in entities which own all or any portion of the Property, including without limitation Fairways B1-6 F1-11, LLC, Fairways B1-7 F1-10, LLC, Fairways FS Properties, LLC, Frisco Square B1-6 F1-11, Ltd., Frisco Square B1-7 F1-10, Ltd., Frisco Square Properties, Ltd., and Frisco Square Ltd.

“Subsidiary Interests” shall mean any equity interest owned by the Partnership in each Subsidiary.

“Transfers” shall mean the sale, transfer, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of a Partnership Interest.

“Undistributed Yield” shall mean zero.

“Unreturned Capital Contributions” shall mean, as to each Partner, the aggregate Capital Contributions made to the Partnership by such Partner reduced by the aggregate distributions to such Partner from the Partnership pursuant to Sections 6.2(a) and (b) hereof.

“Valuation Period” shall have the meaning set forth in Section 3.5 hereof.

“Value Notice” shall have the meaning set forth in Section 7.8 hereof.

“Yield” shall mean zero percent.

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Section 1.2 Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular, and words denoting gender shall include the masculine, feminine and neuter.

ARTICLE II

GENERAL

Section 2.1 Formation. The Partners created and hereby continue the Partnership as a limited partnership pursuant to the Act for the purposes hereinafter described. The General Partner has executed and filed on behalf of the Partners and the Partnership a Certificate in accordance with applicable statutory requirements in such offices and places as may be required by the laws of the State of Texas.

Section 2.2 Name. The business of the Partnership shall be conducted under the name “Fairways Frisco, L.P.”

Section 2.3 Principal Place of Business; Registered Office; Registered Agent. The principal place of business and the principal office of the Partnership shall be at 16250 N. Dallas Parkway, #101, Dallas, Texas 75248. The registered agent of the Partnership shall be Cathy R. Sweeney. The General Partner may change the principal place of business of the Partnership to any other place within the State of Texas upon ten (10) days written notice to the Limited Partners.

Section 2.4 Purposes. The purposes of the Partnership shall be:

(a) to acquire, invest in, own, manage, sell or otherwise deal with the Subsidiary Interests;

(b) to borrow or cause the Subsidiaries to borrow money to finance the acquisition, development, construction and operation of the Property, and to modify and refinance such borrowings;

(c) to develop, construct improvements upon, manage, maintain, lease, sell or otherwise deal, or to cause such Subsidiaries to develop, construct improvements upon, manage, maintain, lease, sell or otherwise deal, with the Property as contemplated by the terms of this Agreement; and

(d) to do any and all other acts and things necessary, incidental or convenient to carry on the Partnership business as contemplated under this Agreement.

Section 2.5 Term. The Partnership shall continue until terminated pursuant to Section 10.1 hereof.

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ARTICLE III

CAPITAL CONTRIBUTIONS - PARTNERSHIP INTERESTS

Section 3.1 Initial Capital Contributions.

(a) General Partner. Upon the execution of this Agreement, the General Partner shall be obligated to make an initial Capital Contribution to the Partnership of cash in an amount equal to $100.00.

(b) Limited Partners. Each Limited Partner shall make Capital Contributions to the Partnership of cash up to (but not more than) the amounts set forth in such Limited Partner’s Subscription Agreement, seventy-five percent (75%) of which Capital Contributions to be made upon execution and delivery of the Subscription Agreement by such Limited Partner and the balance generally will be based on the dates and amounts required pursuant to Exhibit “C” attached hereto. Each Limited Partner shall make such Capital Contributions if, when and to the extent requested by the General Partner, provided that the General Partner shall provide the Limited Partners with at least five (5) days notice of such request for Capital Contributions.

Section 3.2 Additional Capital Contributions. After all Capital Contributions have been made pursuant to Section 3.1(b), at any time thereafter if requested by the General Partner, the Limited Partners may, but shall not be obligated to, contribute cash to the Partnership (“Additional Capital Contributions”) for the purpose of satisfying the Partnership’s Negative Cash Flow.

Section 3.3 Capital Accounts. The Partnership shall establish and maintain a capital account (“Capital Account”) for each Partner in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv). Except as otherwise provided in this Agreement, the Capital Account balance of each Partner shall be credited (increased) by (i) the amount of cash contributed by such Partner to the capital of the Partnership, (ii) the fair market value of property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such property that the Partnership assumes or takes subject to under Code Section 752), and (iii) such Partner’s allocable share of Partnership income and gain (or items thereof) including income and gain exempt from federal taxation and income and gain attributable to adjustments to reflect book value pursuant to Regulations’ Section 1.704-1(b)(2)(iv)(g), but excluding income and gain attributable to tax items which differ as a result of the revaluation of Partnership property as described in Regulations’ Section 1.704-1(b)(4), and the Capital Account balance of each Partner shall be debited (decreased) by (i) the amount of cash distributed to such Partner, (ii) the fair market value of property distributed to such Partner (net of liabilities secured by such property which the Partner assumes or takes subject to under Code Section 752), (iii) such Partner’s allocable share of expenditures of the Partnership described in Code Section 705(a)(2)(B), and (iv) such Partner’s allocable share of Partnership losses, depreciation and other deductions (or items thereof) including loss and deduction attributable to adjustments to reflect book value pursuant to Regulations’ Section 1.704-1(b)(2)(iv)(g) but excluding expenditures described in (iii) above and loss or deduction attributable to tax items which differ as a result of the revaluation of

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Partnership property or excess percentage depletion as described in Regulations’ Section 1.704-1(b)(4)(i) and (ii). Notwithstanding the foregoing, a Partner’s Capital Account shall not be adjusted to reflect gain or loss attributable to the disposition of property contributed by such Partner to the extent such Partner’s Capital Account reflected such inherent gain or loss in the property on the date of its contribution to the Partnership.

Section 3.4 Failure to Make Additional Capital Contributions. If any Limited Partner (a “Failing Partner”) shall fail or refuse to make any Capital Contribution or Additional Capital Contribution when required, and such failure or refusal shall have continued for a period of five (5) days following written demand therefor by the General Partner, then after the expiration of the five (5) day grace period (the “Failure Date”) the other Limited Partners, in proportion to the Limited Partnership Interests of such Partners who exercise the following election (collectively, the “Curing Partner”) may, at their sole discretion do either of the following on or before forty-five (45) days after the Failure Date (the “Cure Date”), in addition to any other remedies available at law:

(a) Make a nonrecourse loan to the Failing Partner through an advance to the Partnership on behalf of the Failing Partner in the amount of the Failing Partner’s required Capital Contribution. If the Curing Partner makes such a loan, the Failing Partner and its Partnership Interest shall be credited with such Capital Contribution and said loan advance shall be payable upon demand and shall bear interest at the rate of the lesser of the base or prime interest rate of Bank of America plus two percent (2%) per annum, or the highest rate permitted by law (the “Interest Rate”). Thereafter, all Partnership distributions or withdrawals attributable to the Failing Partner’s Partnership Interest shall be paid directly to the Curing Partner until such time as all such loan amounts so advanced, together with accrued interest thereon, shall have been fully repaid. Further, the Curing Partner shall have and is hereby granted a security interest in and lien upon the Failing Partner’s Partnership Interest to secure the repayment of said loan advances and the accrued interest thereon and shall have all rights to which a secured party is entitled under the Texas Uniform Commercial Code, as amended including foreclosure.

(b) Make the Failing Partner’s required Capital Contribution, in which event the Failing Partner’s Partnership Interest shall be reduced and the Curing Partner’s Partnership Interest shall be correspondingly increased to a percentage as determined by the application of the formula (“Equity Adjustment Formula”) as follows:

(i) The Failing Partner’s existing equity (“Failing Partner’s Existing Equity”) shall be determined by multiplying the Failing Partner’s Partnership Interest immediately prior to the Failure Date by the Partnership’s existing net worth (“Partnership’s Existing Net Worth”) (less any Capital Contributions made by any Partner with respect to the additional capital call from which the Failing Partner defaulted). The Curing Partner’s existing equity (“Curing Partner’s Existing Equity”) shall likewise be determined by multiplying the Curing Partner’s Partnership Interest immediately prior to the Failure Date by the Partnership’s Existing Net Worth (less any aforesaid contributions).

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(ii) The Partnership’s new net worth (“Partnership’s New Net Worth”) shall be determined by adding to the Partnership’s Existing Net Worth the aggregate Capital Contributions made by all Partners with respect to said call for Capital Contributions on or before the Cure Date (the “Latest Capital Contribution”).

(iii) The Failing Partner’s new equity (“Failing Partner’s New Equity”) shall be the same as the Failing Partner’s Existing Equity, but the Curing Partner’s new equity (“Curing Partner’s New Equity”) shall be equal to the sum of the Curing Partner’s Existing Equity plus the Curing Partner’s portion of the Latest Capital Contribution (including the portion made on behalf of the Failing Partner).

(iv) The Failing Partner’s new Partnership Interest shall be the quotient arrived at by dividing the Failing Partner’s New Equity by the Partnership’s New Net Worth and the Curing Partner’s new Partnership Interest shall be the quotient arrived at by dividing the Curing Partner’s New Equity by the Partnership’s New Net Worth.

At any time there is a dilution of a Failing Partner’s Partnership Interest pursuant to this Section 3.4(b), such Failing Partner shall have the option of restoring his Partnership Interest by payment to the Curing Partner of the Capital Contribution paid by such Curing Partner on behalf of such Failing Partner plus an amount equal to the Interest Rate on such amounts, provided such payment is made no later than six (6) months following the subject dilution.

If there is more than one Curing Partner, all decisions of the Curing Partner shall be made by a Majority in Interest of the Curing Partners. All expenses of the Curing Partners shall be shared pro rata based upon their Partnership Interests.

If the Curing Partner elects to make a loan to the Failing Partner pursuant to Section 3.4(a) hereof, then at any time thereafter while all or a portion of such loan remains unpaid, the Curing Partner may convert all, but not less than all of the entire outstanding principal balance of such loan into a Capital Contribution, provided that all accrued interest is paid in full, and the Partnership Interests of the Failing Partner and the Curing Partner shall be adjusted at the time of conversion in accordance with Section 3.4(b) hereof.

Section 3.5 Determination of Existing Net Worth. The Partnership’s Existing Net Worth shall be equal to the greater of (a) $100 or (b) the book value of the Partnership’s assets net of liabilities, determined based on the Partnership’s regular accounting method.

Section 3.6 Partner Loans. A Partner, or an Affiliate of a Partner, may, but is not obligated to, loan or cause to be loaned to the Partnership such additional sums as the General Partner deems appropriate or necessary for the conduct of the Partnership’s business. Loans made by a Partner, or an Affiliate of a Partner, shall be upon such terms and for such maturities as the General Partner deems reasonable in view of all the facts and circumstances and the repayment of which may be designated in priority to distributions of Cash Flow. In no event

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shall a Partner be permitted to make a loan to the Partnership pursuant to this Section 3.6, in lieu of making an Additional Capital Contribution which it is obligated to make pursuant to Section 3.2 hereof.

Section 3.7 Other Matters Relating to Capital Contributions. Except as otherwise expressly provided herein:

(a) Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership;

(b) No Partner shall be required to make contributions to the capital of the Partnership except to the extent expressly provided by this Article III;

(c) No Partner shall be entitled to withdraw, or to obtain a return of, any part of its contribution to the capital of the Partnership, or to receive property or assets other than cash in return thereof, and no Partner shall be liable to any other Partner for a return of its contributions to the capital of the Partnership, except as provided in this Agreement;

(d) No Partner shall be entitled to priority over any other Partner, either with respect to a return of its contributions to the capital of the Partnership, or to allocations of taxable income, gains, losses or credits, or to distributions, except as provided in this Agreement; and

(e) No interest shall be paid on any Partner’s Capital Contribution or Additional Capital Contribution.

Section 3.8 Deficit Capital Account Balances. Upon liquidation of the Partnership, no Partner with a deficit balance in its Capital Account shall have any obligation to restore such deficit balance, or to make any contribution to the capital of the Partnership, except to the extent such Partner is personally liable to make contributions to the capital of the Partnership pursuant to Section 3.1 of this Agreement.

Section 3.9 Partnership Interests. Except as provided in Section 3.4, the Partnership Interest of the Partners shall be as follows:

(a) The Partnership Interest of the General Partner shall be one-tenth of one percent (0.1%) and the Partnership Interest of the Limited Partners shall be ninety-nine and nine-tenths percent (99.9%).

(b) As among the Limited Partners, each such Partner’s Partnership Interest shall be equal to the percentage determined by dividing the Capital Contributions actually made by such Partner by the Capital Contributions actually made by all Limited Partners as of the date of such determination. The General Partner is hereby authorized and instructed to update and correct the Limited Partners Partnership Interest Schedule from time to time and at the time of each change (whether by admission of a Limited Partner or otherwise) in the Limited Partners and to substitute as Exhibit “B” attached hereto such revised Limited Partners Partnership Interest Schedule for the then existing Limited

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Partners Partnership Interest Schedule, which upon such substitution, such revised Limited Partners Partnership Interest Schedule shall be deemed a part of this Agreement and the old Limited Partners Partnership Interest Schedule shall be deemed to be so amended and restated.

ARTICLE IV

RIGHTS AND POWERS OF THE GENERAL PARTNER

Section 4.1 Duties of General Partner. The General Partner shall be solely responsible for the operation and management of the business of the Partnership, and, except as otherwise expressly provided in this Agreement, shall possess all rights and powers generally conferred by applicable law or deemed by the General Partner as necessary, advisable or consistent in connection therewith.

Section 4.2 Illustrative Rights and Powers. In addition to any other rights and powers which it may possess by law, the General Partner shall have all the specific rights, powers and authorities required or appropriate to the operation and management of the business of the Partnership which, by way of illustration, but not by way of limitation, shall include the right and power, directly or through Subsidiaries:

(a) to perform any and all acts necessary or appropriate in connection with the business of the Partnership, including, without limitation, commencing, defending and settling litigation;

(b) to take and hold all property and assets (including, without limitation, the Subsidiary Interests) of the Partnership, real, personal and mixed, in the name of the Partnership;

(c) to negotiate, execute and deliver or cause the Subsidiary to negotiate, execute and deliver the Contracts, the Financing documents and any other contracts, deeds, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements and any and all other instruments necessary or incidental to the conduct of the business of the Partnership, and to amend or modify any such instruments;

(d) to sell and assign the Contracts to a Subsidiary or third parties;

(e) to coordinate all accounting and clerical functions of the Partnership and to employ such accountants, lawyers, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

(f) to form Subsidiaries, to contribute capital to Subsidiaries and to manage, vote, sell or transfer the Subsidiary Interests;

(g) to admit a Partner to the Partnership and to amend this Agreement to reflect such admission;

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(h) to develop, improve, lease, maintain, sell and otherwise deal with the Property; to enter into agreements with others with respect to such development, improvement or maintenance, which documents and agreements may contain such terms, provisions and conditions as the General Partner in its discretion shall reasonably approve; and

(i) to authorize, instruct or direct the Subsidiaries to take any of the action contemplated in Sections 4.2(c), (d) and (h) above for the Partnership.

Section 4.3 Major Decisions. All Major Decisions (hereinafter defined) with respect to the Partnership’s business shall require the approval of a Majority in Interest of the Limited Partners. The matters set forth below shall constitute a “Major Decision.”

(a) the refinancing or modification of the Financing by the Partnership or the Subsidiaries;

(b) the sale or other disposition of any parcel of the Property by the Partnership or the Subsidiaries;

(c) the sale or other disposition of all or any portion of the Subsidiary Interests or the Subsidiaries;

(d) the amount of any compensation to be paid to any Partner or to any Affiliate of a Partner, unless such amount is authorized pursuant to Section 4.9;

(e) the merger or consolidation of the Partnership with any other partnership, whether foreign or domestic;

(f) the dissolution and termination of the Partnership; and

(g) the admission of any additional Limited Partner.

Section 4.4 Authority to Acquire Property and Subsidiary Interests. Without the necessity of any further consent or approval, the General Partner is hereby authorized to take all actions, obtain all permits, and execute the Contracts and all documents reasonably necessary to close the acquisition and the Financing of the Property by the Partnership, and the formation and capitalization of the Subsidiaries, and the authorization and instruction to the Subsidiaries to execute the Contracts and all documents reasonably necessary for the consummation of the Financing of the Property by the Subsidiaries, including the negotiation, execution and delivery of agreements, deeds, promissory notes, security agreements and assignments, and to improve and manage the Property.

Section 4.5 Management. The General Partner shall operate and manage the affairs of the Partnership on a day-to-day basis and shall perform for the Partnership all such other management services with respect to the Property and Subsidiaries and other business of the Partnership. Notwithstanding the foregoing, the General Partner shall have the right, in its sole discretion, to employ any competent management company as it shall select to perform said management services.

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Section 4.6 Operating Reserve Account. To the extent funds of the Partnership are sufficient therefor, the General Partner shall maintain an adequate reserve for operating expenses and capital expenditures, in such amount as deemed necessary by the General Partner for the proper conduct of the business of the Partnership and the operation of the Property.

Section 4.7 Payment of Costs and Expenses. The Partnership shall be responsible for paying all costs and expenses of forming and continuing the Partnership, owning, operating and holding the Property, and conducting the business of the Partnership, including, without limitation, costs of utilities, costs of furniture, fixtures, equipment and supplies, insurance premiums, property taxes, advertising expenses, accounting costs, legal expenses and office supplies. If any such costs and expenses are or have been paid by the General Partner, or any of its Affiliates, on behalf of the Partnership, then such General Partner (or its Affiliates) shall be entitled to be reimbursed for such payment so long as such cost or expense was reasonably necessary and was reasonable in amount.

Section 4.8 Exercise of Rights and Powers. The General Partner shall endeavor to operate and manage the business of the Partnership to the best of its ability, in a careful and prudent manner and in accordance with good industry practice. The authority of the General Partner to take any action required or permitted under the provisions of this Agreement shall in all respects be exercised in its sole and absolute discretion, and the General Partner shall be required to devote only such time to the performance of its duties and obligations hereunder as it shall, in its sole and absolute discretion, determine to be necessary or advisable. The General Partner shall be entitled to deal with its Affiliates in the performance of its duties and obligations under this Agreement, so long as the material terms and conditions of such dealings are not substantially different from the prevailing market terms, conditions and prices available from non-Affiliated third parties.

Section 4.9 Compensation. The General Partner and its Affiliates shall be entitled to receive compensation from the Partnership equal to $10,000 per month for administrative and management services performed for the Partnership and the Subsidiaries. In addition, the General Partner and/or its Affiliates shall be entitled to receive an Asset Management Fee equal to 0.25% of the Property owned by the Subsidiaries, net of liabilities, such Asset Management Fee to be paid annually on or about January 1 of each year, and such net asset value to be determined annually based on a valuation of the improved and unimproved Property owned by the Subsidiaries and determined as follows:

The value of the Property for a year shall be the value determined by the General Partner if a Majority in Interest of the Limited Partners approve of such valuation. If a Majority in Interest of the Limited Partners do not approve of such valuation, then the General Partner, at its cost, and a Majority in Interest of the Limited Partners, at the cost of all of the Limited Partners, each shall select an appraiser and the two appraisers shall jointly determine the valuation of the Property. If the two appraisers cannot agree on a valuation for the Property, then they shall select a third appraiser, the cost of whom shall be paid equally by the General Partner and the Limited Partners, and each of the three appraisers shall determine a valuation for the Property; then the valuation to be utilized for determining the Asset Management Fee shall be an amount equal to the average of those two valuations performed by the three appraisers which are numerically closest.

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In addition, the General Partner and/or its Affiliates shall be entitled to a Financing Fee equal to 0.50% of the amount of each loan obtained by the Partnership and/or the Subsidiaries and secured by all or any portion of the Property, such fee to be paid to the General Partner and/or its Affiliates on the date of closing of such loan. Subject to Section 4.3(d), the General Partner may cause the Partnership to pay to any Partner (and its Affiliates) a reasonable market rate fee for guaranteeing and/or pledging collateral to secure the payment of any loan incurred by the Partnership and/or the Subsidiaries. The General Partner is specifically authorized to pay a semi-annual Guaranty Fee equal to 1.25% of the outstanding amount of any loan which refinances, or the proceeds of which are used to purchase, the loan currently payable by a Subsidiary to CoServe Financial Corp., such Guaranty Fee to be payable in the aggregate to all guarantors of such refinancing in equal amounts if such guarantors are jointly and severally liable or on a pro rata basis if such guarantors, by agreement either with such lender or among such guarantors, are severally liable for such refinancing, payable on the date of such refinancing and on each six (6) month anniversary of the date of such refinancing.

Section 4.10 Liability. The General Partner shall endeavor to perform its duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. The General Partner shall not be liable to the Partnership or the Limited Partners for any loss or liability caused by any act, or by the failure to do any act, unless such loss or liability arises from the General Partner’s intentional misconduct, gross negligence or fraud. In no event shall the General Partner be liable by reason of a mistake in judgment made in good faith, or action or lack of action based on the advice of legal counsel. Further, the General Partner shall in no event be liable for its failure to take any action unless it is specifically directed to take such action under the terms of this Agreement.

Section 4.11 Indemnification. Upon the determination as set forth in Section 11.06 of the Act that such indemnification is permissible under Section 11.02 of the Act, the Partnership (but not the Limited Partners) hereby indemnifies and holds harmless any Person who is or was a General Partner (and its Affiliates) against any and all losses, costs, expenses (including reasonable attorneys’ fees), penalties, taxes, fines, settlements, damages and judgments resulting from the fact the General Partner was, is or is threatened to be named a defendant or respondent in a Proceeding because such Person was or is a General Partner in the Partnership, EVEN IF SUCH LOSSES, COSTS, EXPENSES ETC. WERE THE RESULT OF THE GENERAL PARTNER’S OWN NEGLIGENCE. This indemnification shall only be effective if the General Partner (i) acted in good faith, (ii) reasonably believed that in instances that the General Partner was acting in its official capacity that its conduct was in the Partnership’s best interest and in all other instances that the General Partner’s conduct was not opposed to the Partnership’s best interests, and (iii) in a criminal proceeding, had no cause to believe its conduct was unlawful. This indemnification shall in no event be applicable to a Proceeding in which the General Partner has been found to be liable for intentional misconduct, gross negligence or fraud in the performance of the General Partner’s duty to the Partnership or the Limited Partners.

Section 4.12 Removal of General Partner.

(a) The General Partner hereby covenants and agrees not to retire or withdraw from the Partnership as General Partner without the prior written consent of a Majority in Interest of the Partners.

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(b) Anything in paragraph (a) above to the contrary notwithstanding, a Majority in Interest of the Partners shall be entitled to remove the General Partner upon (but only upon) delivery of written notice to the General Partner of the occurrence of any of the following events:

(i) Any material act of the General Partner, or its Affiliates, in contravention of the terms or intent of any provision contained in this Agreement;

(ii) The bankruptcy or insolvency (as defined in Section 10.1 hereof) of the General Partner;

(iii) Entry of a final judgment by a court of competent jurisdiction to the effect that the General Partner was guilty of intentional misconduct, gross negligence or fraud in connection with any duty or obligation hereunder;

(iv) The misfeasance, malfeasance or nonfeasance of the General Partner in connection with its duties as such under this Agreement;

(v) The indictment of the General Partner, or an Affiliate of the General Partner, of any crime under the laws of the United States or any of its states or possessions;

(vi) The application or appropriation of Partnership funds in a manner contrary to that which is permitted under this Agreement;

(vii) The appointment of a receiver for all or substantially all of the assets of the General Partner and the failure to have such receiver discharged within thirty (30) days of such appointment; or

(viii) The bringing of any legal action against the General Partner by a creditor of the General Partner, or an Affiliate of the General Partner, resulting in the attachment, garnishment or sequestration of any portion of the General Partner’s Partnership Interest and the failure of the General Partner to have such attachment, garnishment or sequestration discharged within thirty (30) days of such event.

The General Partner shall be deemed removed upon delivery to it of notice of its removal. Subject to Section 4.12(c) below, upon the removal of the General Partner, the General Partner shall retain its Partnership Interest as a Limited Partner with all the rights and duties pertaining thereto.

(c) Upon the occurrence of any of the events described in Section 4.12(b) above and an election by at least a Majority in Interest of the Partners that the General Partner be removed, a new General Partner shall be elected by a vote of a Majority in Interest of the remaining Partners and shall be admitted to the Partnership as a General Partner. The newly elected General Partner shall have a 1% Partnership Interest which shall be derived solely out of the removed General Partner’s Partnership Interest. The transfer of the 1% Partnership Interest from the removed General Partner to the newly

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elected General Partner shall be deemed to occur as of the date the prior General Partner is removed without necessity of any further action.

Section 4.13 Tax Matters Partner.

(a) The General Partner is hereby designated as the “tax matters partner” of the Partnership (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Limited Partners agree to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. In addition, each Limited Partner agrees that: (i) it will not file a statement under section 6224(c)(3)(B) of the Code prohibiting the tax matters partner from entering into a settlement on its behalf with respect to Partnership items; (ii) it will not form or become a member of a group of Partners having a 5% or greater interest in the profits of the Partnership under section 6223(b)(2) of the Code; and (iii) the General Partner is authorized to file a copy of this Agreement with the Service pursuant to section 6224(b) of the Code if necessary to perfect the Limited Partner’s waiver of rights hereunder.

(b) As the tax matters partner, the General Partner will give notice to all Partners, within 30 days (in advance, unless impossible), of:

(i) the receipt by the Partnership of notification from the Service of its intent to conduct an audit of the Partnership;

(ii) the receipt of final Partnership administrative adjustments pursuant to section 6223 of the Code;

(iii) any settlement by the General Partner with the Service or any settlement by any other Partner with the Service of which the General Partner received notice;

(iv) notice of the Partnership’s filing of a petition for judicial review of any final partnership administrative adjustment or an appeal of a judicial decision;

(v) notice of the Partnership’s decision not to file a petition for judicial review of any final Partnership administrative adjustment; and

(vi) any other information required by section 6223(g) of the Code.

(c) Subject to the limitations set forth in this Agreement, the General Partner is authorized to:

(i) enter into a settlement agreement with the Service with respect to any tax audit or judicial review, in which agreement the General Partner may expressly state that the agreement will bind all Partners;

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(ii) file a petition for judicial review of a final administrative adjustment pursuant to section 6226 of the Code;

(iii) intervene in any action brought by any other Partner for judicial review of a final administrative adjustment;

(iv) file a request for an administrative adjustment with the Service at any time and, if any part of the request is not allowed by the Service, to file a petition for judicial review with respect to the request; and

(v) take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

(d) The Partnership shall reimburse the General Partner for all expenses incurred by it in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Partners.

ARTICLE V

LIMITED PARTNER MATTERS

Section 5.1 Limitation of Liability. No Limited Partner shall be bound by, or personally liable for, obligations or liabilities of the Partnership beyond the amount of its required contributions to the capital of the Partnership, and no Limited Partner, shall be required to contribute any capital to the Partnership in excess of the contributions for which it is personally liable for under Section 3.1(b) of this Agreement.

Section 5.2 Management. No Limited Partner, in its capacity as a Limited Partner, shall participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, nor shall any Limited Partner have any right or power to sign for or bind the Partnership in any manner. The right of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership, or the exercise of control over the Partnership’s affairs.

Section 5.3 Consents. Any action requiring the consent or approval of the Limited Partners under the provisions of this Agreement shall be taken only if the consent or approval of the requisite number of Limited Partners is evidenced by written instrument executed by such Limited Partners.

Section 5.4 Power of Attorney.

(a) Each Limited Partner hereby irrevocably severally appoints and constitutes the General Partner, its successors and assigns hereunder as its true and lawful attorney-in-fact, with full power and authority, on its behalf and in its name, to execute,

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acknowledge, swear to, deliver and, where appropriate, file in such offices and places as may be required by law:

(i) the Certificate, and any amendment thereto authorized under this Agreement; and

(ii) any amendment to this Agreement upon compliance with this Agreement.

(b) The power of attorney granted by the Limited Partner to the General Partner under Section 5.4(a) above is a special power coupled with an interest and is irrevocable, and may be exercised by any Person who at the time of exercise is a General Partner of the Partnership. Such power of attorney shall survive the death or legal disability of a Limited Partner and any Transfers or abandonment of its Partnership Interest, or its withdrawal from the Partnership.

Section 5.5 Death, Bankruptcy, Etc. In no event shall the death, incompetency, bankruptcy, insolvency or other incapacity of a Limited Partner operate to dissolve the Partnership.

Section 5.6 Encumbrance of Limited Partner’s Interest. Any Limited Partner may pledge, mortgage, hypothecate or otherwise encumber its Partnership Interest for any purpose whatsoever so long as such pledge, mortgage, hypothecation or other encumbrance shall in no manner entitle any assignee or successor Partner in this regard either before or after foreclosure to any right to vote on any Partnership matters or result in any direct or indirect interference with the management of the Partnership by the General Partner and the operation of the Partnership as set forth in this Agreement.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocation of Income, Gain, Loss and Deduction. Except as otherwise provided in Sections 6.3 and 6.7(b) hereof, items of income, gain, loss or deduction recognized by the Partnership in accordance with the method of accounting and the books and records of the Partnership as in effect from time to time shall be allocated to and among the Partners, prior to any distributions of Cash Flow attributable thereto, as set forth below.

(a) Net income and gain shall be allocated as follows:

(i) First, to the Limited Partners with deficit Capital Account balances pro rata in accordance with such deficit balances in an amount to each such Limited Partner until such Limited Partner’s deficit balance has been reduced to zero;

(ii) Next, to the General Partner in such amount as will cause the General Partner’s deficit Capital Account balance to equal zero;

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(iii) Next, to the Limited Partners in the proportion of the difference between their Unreturned Capital Contributions less their Capital Account balance until the credit balance of each Limited Partner’s Capital Account is equal to such Limited Partner’s Unreturned Capital Contributions;

(iv) Next, to the General Partner in such amounts as are necessary to cause the credit balance of its Capital Account to be equal to its Unreturned Capital Contributions;

(v) Next, to the Partners in such amounts as necessary to cause the amount of their Capital Account balances in excess of their Unreturned Capital Contributions to be in the ratio of their Partnership Interests; and

(vi) Thereafter, to the Partners in accordance with their Partnership Interests.

(b) Net loss and deductions shall be allocated as follows:

(i) First, to the General Partner in such amount as will cause the General Partner’s Capital Account to be equal to its Unreturned Capital Contributions;

(ii) Next, to the Limited Partners with a positive balance in their Capital Accounts in excess of their Unreturned Capital Contributions, in the ratio of such excess positive balances, in such amounts necessary to reduce each such Limited Partner’s positive Capital Account balance to an amount equal to its Unreturned Capital Contributions;

(iii) Next, to the General Partner in such amount as will cause the General Partner’s Capital Account to be equal to zero;

(iv) Next, to the Limited Partners with positive balances in their Capital Accounts pro rata in the ratio of such positive balances, in amounts equal to such positive balances; and

(v) Thereafter, to the Partners in accordance with their Partnership Interests.

Section 6.2 Distributions of Cash Flow. The General Partner shall distribute Cash Flow when available to the Partners, but in all events the General Partner shall distribute Cash Flow at least quarterly. Notwithstanding the frequency or amounts of distributions, Cash Flow shall be distributed as follows:

(a) First, to the Limited Partners pro rata in accordance with the Limited Partners’ Unreturned Capital Contributions in such amounts, and until such time, as each Limited Partner’s Unreturned Capital Contributions have been reduced to zero;

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(b) Next, to the General Partner in amount equal to the General Partner’s Unreturned Capital Contribution; and

(c) Thereafter, to the Partners pro rata in accordance with their Partnership Interests.

Section 6.3 Limitations on Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any provision of this Article VI, if there is a net decrease in Partnership minimum gain during any fiscal year or other period, prior to any other allocation pursuant hereto, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-1T(b)(4)(iv)(e) and (h) and Section 1.704-2. Notwithstanding any provision of this Article VI, if there is a net decrease in partner nonrecourse debt minimum gain, any Partner with a share of that partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner’s share of the net decrease in the partner nonrecourse debt minimum gain, as provided in Treasury Regulation Section 1.704-2(i)(4).

(b) Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative balance in its Capital Account beyond the sum of the amount of such Partner’s obligation to restore its deficit Capital Account plus its share of minimum gain shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-2, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been made as if this Section 6.3(c) were not in this Agreement.

(d) Section 704(b) Limitation. Notwithstanding any other provision of this Agreement to the contrary, no allocation of any item of income or loss shall be made to a Partner if such allocation would not have “economic effect” pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii) or otherwise be in accordance with its interest in the Partnership within the meaning of Treasury Regulation Sections 1.704-1(b)(3) and 1.704-2. To the extent an allocation cannot be made to a Partner due to the application of

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this Section 6.3(d), such allocation shall be made to the other Partner(s) entitled or required to receive such allocation hereunder.

(e) Curative Allocations. Any allocations of items of income, gain, or loss pursuant to Sections 6.3(a)-(d) hereof shall be taken into account in computing subsequent allocations pursuant to this Article VI, so that the net amount of any items so allocated and the income, losses and other items allocated to each Partner pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner had no allocations ever been made pursuant to Sections 6.3(a)-(d) hereof.

Section 6.4 Distributions Upon Liquidation of Partnership.

(a) Upon liquidation of the Partnership the assets of the Partnership shall be distributed no later than the later of 90 days after the date of such liquidation or the end of the Partnership’s taxable year in which the liquidation occurs and shall be applied in the following order of priority:

(i) To the payment of debts and liabilities of the Partnership (including amounts owed to Partners or former Partners);

(ii) Unless inconsistent with Treasury Regulation Section 1.704-1(b)(2)(ii)(b), or any successor provision, to set up any reserves which the General Partner deems reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the business of the Partnership; and

(iii) After all Capital Account adjustments for the Partnership’s taxable year in which the liquidation occurs (including without limitation adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv)(e), relating to distributions in kind), to the Partners in accordance with Section 6.2 hereof.

(b) If a transfer of an interest in the Partnership results in a termination of the Partnership for federal income tax purposes under Section 708(b)(1)(B) of the Code (or any successor provision thereto), Section 6.4(a) hereof shall not apply and a Partner’s portion of the constructive liquidating distribution of the Partnership’s assets that is deemed to occur under Treasury Regulation Section 1.708-1(b)(1)(iv) (or any similar or successor provision) shall be determined in accordance with the Capital Accounts of the Partners as determined after taking into account all Capital Account adjustments for the Partnership’s taxable year ending on the date of such termination.

Section 6.5 Liquidation of Partner’s Interest. Except as may otherwise be required in this Agreement, if a Partner’s Partnership Interest is to be liquidated, liquidating distributions shall be made in accordance with the positive Capital Account balance of such Partner, as determined after taking into account all Capital Account adjustments for the Partnership’s taxable year during which such liquidation occurs, by the end of the taxable year, or if later, within ninety (90) days after the date of such liquidation. If a Partner’s Partnership Interest is to be liquidated, it has a negative Capital Account balance and it is obligated to restore some or all of

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its negative Capital Account upon liquidation of the Partnership pursuant to Section 3.8 hereof, then such Partner shall, by the end of the taxable year or, if earlier, within ninety (90) days of the date of such liquidation, contribute cash to the Partnership in an amount equal to its negative Capital Account or such lesser amount as provided in Section 3.8 hereof. Where a Partner’s Partnership Interest is to be liquidated by a series of distributions, such Partner’s Partnership Interest shall not be considered liquidated until the final distribution has been made. For purposes of this Section 6.5, a liquidation of a Partner’s Partnership Interest means the termination of the Partner’s entire Partnership Interest by means of a distribution or series of distributions to the Partner by the Partnership.

Section 6.6 In-Kind Distributions.

(a) Prior to a distribution of property (other than cash and other than in complete liquidation of the Partnership or a Partner’s Partnership Interest), the Capital Accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts), would be allocated among the Partners if there were a taxable disposition of the property on the date of distribution.

(b) If the distribution of property (other than cash) is to a Partner in complete liquidation of the Partner’s Partnership Interest or in liquidation of the Partnership, prior to such distribution, the Capital Accounts of all the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in all the Partnership’s property (that has not previously been reflected in the Capital Accounts) would be allocated among the Partners if there was a taxable disposition of all such property on the date of the liquidating distribution.

(c) If any assets of the Partnership are distributed to the Partners in kind, the Partners shall own and hold the same as tenants in common.

Section 6.7 Additional Tax Allocation Provisions.

(a) For income tax purposes, allocations of income and loss (and items thereof) shall be made in accordance with the foregoing allocations of income, gain and loss for financial purposes.

(b) Notwithstanding anything to the contrary contained herein, items of income, gain, loss and deduction with respect to property, other than cash, contributed to the Partnership by a Partner or with respect to an adjustment to the Partners’ Capital Accounts to reflect a revaluation of the Property, shall be allocated among the Partners so as to take into account the variation between the basis of the property to the Partnership and its fair market value at the time of contribution or, in the case of a revaluation of the Property, the variation between the basis of the Property to the Partnership and its fair market value as of the date of revaluation, as provided in Section 704(c) of the Code and Regulations thereunder and Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(c) As between a Partner who has transferred all or part of its Partnership Interest and its transferee, all items of income, gain, deduction and loss, for any year shall

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be apportioned on the basis of the number of days in each such year that each was the holder of such Partnership Interest (making any adjustments necessary to comply with the provisions of Section 706(d)(2) of the Code), without regard to the results of the Partnership’s operations during the period before and after the date of such transfer, provided that if both the transferor and transferee consent thereto a special closing of the books shall be had as of the effective date of such transfer and the apportionment of items of income and gain, and deduction and loss, shall be made on the basis of actual operating results, and provided further that in the case of a dilution pursuant to Section 3.4 hereof, a special closing of the books shall be had as of the effective date of the dilution, and the apportionment of items of income and gain and deduction and loss shall be made on the basis of actual operating results. Notwithstanding the above, gain or loss resulting from a Major Capital Event or a Liquidating Event shall be allocated only to those persons who are Partners as of the date on which such transaction is consummated.

Section 6.8 Withholding. Each Limited Partner hereby authorizes and directs the General Partner to (1) withhold and pay over such taxes with respect to the Limited Partner as may be required by any state law, rule or regulation, and (2) file such tax and information returns and make such tax payments in conjunction therewith as the General Partner in its sole discretion, determines to be necessary or appropriate with regard to all state and local tax matters affecting the Partnership, including without limitation composite returns on behalf of the Partners of the Partnerships. Each Limited Partner hereby agrees to provide to the General Partner such documentation and information and to execute and deliver to the General Partner such instruments as may be reasonably requested by the General Partner in order to prepare, execute and file such returns and make such payments.

ARTICLE VII

FISCAL MATTERS

Section 7.1 Fiscal Year. The fiscal year of the Partnership shall be as required under Section 706 of the Code.

Section 7.2 Books and Records. The General Partner shall keep, or cause to be kept, at the expense of the Partnership, full and accurate books and records of all transactions of the Partnership in accordance with accepted accounting principles, consistently applied. Among such books and records the General Partner shall keep:

(a) A current list of the following items:

(i) the name and mailing address of each Partner, separately identifying in alphabetical order the General Partners and the Limited Partners;

(ii) the last known street address of the business or residence of each General Partner;

(iii) the Partnership Interest of each Partner;

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(iv) the names of the Partners of each specified class if one or more classes or groups is established; and

(b) Copies of the Partnership’s federal, state and local tax returns for each of the Partnership’s six (6) most recent tax years;

(c) A copy of this Agreement, the Certificate, all amendments and restatements, executed copies of any powers of attorney under which this Agreement, the Certificate and any and all amendments or restatements thereto have been executed. All of such books and records shall, at all times, be maintained at the principal place of business of the Partnership and the Limited Partners shall have the right to inspect and copy any of them, at their own expense, during normal business hours.

Section 7.3 Reports and Statements.

(a) Within thirty (30) days after the end of each fiscal year of the Partnership, and within fifteen (15) days after the end of each quarter ending March 31, June 30 and September 30, the General Partner shall, at the expense of the Partnership, cause to be delivered to each Limited Partner such financial statements and such other information as the General Partner believes to be necessary for the Limited Partners to be advised of the financial status and results of operations of the Partnership.

(b) The General Partner shall report to the Limited Partners any significant development materially adversely affecting the Partnership, its business, property or assets, as soon as practicable following the occurrence of such development.

Section 7.4 Audit. A Majority in Interest of the Limited Partners, or any Limited Partner that is required by regulatory authority to have the Partnership’s books and records audited, may require an audit of the books and records of the Partnership to be conducted at any time (but not more frequently than once each calendar year). Any such audit so required shall be conducted by auditors selected by a Majority in Interest of the Limited Partners at the expense of the Partnership.

Section 7.5 Tax Returns. The General Partner shall cause to be prepared and delivered to the Partners on or before seventy-five (75) days following the end of each fiscal year, at the expense of the Partnership, all federal and any required state and local income tax returns for the Partnership for the preceding fiscal year. If the Partnership’s income tax returns are audited, the General Partner shall retain, at the expense of the Partnership, accountants and other professionals to participate in such audit in order to contest assertions by the auditing agent that may be materially adverse to the Partners.

Section 7.6 Bank Accounts. The General Partner, in the name of the Partnership, shall open and maintain a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured by an agency of the United States government, in which shall be deposited all funds of the Partnership. There shall be no commingling of the property and assets of the Partnership with the property and assets of any other Person.

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Section 7.7 Tax Elections. The General Partner shall determine all federal income tax elections available to the Partnership.

Section 7.8 Appraisals. During the first calendar quarter of each year, commencing with the year 2006, at the Partnership’s expense, the General Partner shall cause a qualified appraiser selected by the General Partner to determine the fair market value of all Property owned by the Partnership and the Subsidiaries (the “Appraised Value”). The General Partner shall provide to the Limited Partners notice (the “Value Notice”) within thirty (30) days after receiving the appraisal report containing the Appraised Value.

ARTICLE VIII

TRANSFERS

Section 8.1 Restriction on Transfers. Except as otherwise provided in Section 5.6 hereof, and except as expressly permitted under the provisions of this Agreement, no Partnership Interest shall or can be Transferred without the written consent of the General Partner.

Section 8.2 Transfers Requiring Consent. The following dispositions of a Partnership Interest shall require consent as stated below:

(a) No Transfers of any Partnership Interest in whole or in part will be permitted if it would cause the termination of the Partnership for Federal income tax purposes or cause the Partnership to be taxed other than as a partnership, unless all the Partners agree in writing to such a disposition. Counsel for the Partnership may give its opinion to the General Partner as to whether or not such Transfer would cause such a tax effect for Federal income tax purposes and the opinion shall be conclusive and binding upon all Partners.

(b) No Partnership Interest or any portion thereof shall be Transferred to a minor or an incompetent, without the prior written consent of all Partners.

(c) No Transfer of the General Partner’s Partnership Interest shall be permitted without the prior written consent of all Partners.

(d) No Transfer of any Partnership Interest of any Partner shall be permitted without the prior written consent of the General Partner if such Transfer requires the consent of a third party under any joint venture agreement, partnership agreement or other agreement to which the Partnership is a party.

Section 8.3 Permitted Transfers to Specified Parties. Unless a Transfer is prohibited by Sections 8.2(a), (c) or (d) hereof, then a Partner may Transfer all or any part of its Partnership Interest to another Partner, an Affiliate of such Partner, his spouse, his parents, his children, his grandchildren, his brothers, his sisters or to a trust if the trustee of such trust was a Partner immediately prior to such transfer (herein called a “Permitted Transferee”). A Permitted Transfer may be by will or intestate succession or by inter vivos Transfer. Any inter vivos Transfer made pursuant to this Section 8.3 shall not become effective until the other Partners

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have received from the Permitted Transferee an irrevocable power of attorney appointing the Partner Transferring such Partnership Interest or portion thereof as the attorney-in fact for said Permitted Transferee with full power and authority to deal in any way with such Partnership Interest, or portion thereof, as the case may be. Further, the power of attorney shall provide that in the event of the death of the attorney-in-fact the Permitted Transferee will within ninety (90) days after said death appoint one person to deal with the Partnership Interest of all Permitted Transferees and having failed to do so the other Partners shall have the right to appoint a substitute attorney-in-fact to deal with such Partnership Interest or portion thereof, as the case may be. Said power of attorney shall be binding upon the Permitted Transferee, his heirs, successors and assigns. A Transfer pursuant to this Section 8.3 shall not relieve the transferor from any of its obligations to the Partnership under this Agreement.

Section 8.4 Assumption by Transferee. Any transferee to whom all or any part of a Partnership Interest may be Transferred pursuant to this Agreement shall take such Partnership Interest subject to all of the terms and conditions of this Agreement and shall not be considered to have title thereto until said transferee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect delivered to the other Partners, at which time such transferee shall be admitted as a substitute Partner and shall succeed to all rights of its transferor except as such rights may be otherwise limited by other provisions of this Agreement. Anything contained in this Section 8.4 to the contrary notwithstanding, the assumption by the transferee of the Partnership Interest being Transferred shall not relieve the transferor of such Partnership Interest of its obligations hereunder unless such transferor is released by written consent of all Partners.

Section 8.5 Cost of Transfers. The transferor and, if it fails or refuses to do so, then the transferee, of any Partnership Interest shall reimburse the Partnership for all costs incurred by the Partnership resulting from any Transfer.

Section 8.6 Effect of Attempted Disposition in Violation of this Agreement. Any attempted Transfer of any Partnership Interest in breach of this Agreement shall be null and void and of no effect whatever.

Section 8.7 Put Rights.

(a) Commencing with the year 2008 and each year thereafter, each Limited Partner may elect (the “Put Election”) to sell one-third (33 1/3%) (the “Put Interest”) of the Partnership Interest owned by such Limited Partner (the “Selling Partner”) at the time of such Put Election to the Partnership and the Partnership shall purchase such Put Interest in accordance with this Section 8.7. To make the Put Election for a year, the Selling Partner must provide to the Partnership notice of the Selling Partner’s Put Election within thirty (30) days after the Selling Partner receives a Value Notice for such year. The purchase price to be paid by the Partnership to the Selling Partner for the Put Interest will be paid in cash and will be equal to (i) the amount of proceeds that the Selling Partner would receive pursuant to Section 6.4 hereof with respect to the Put Interest if all of the Property owned by the Partnership and the Subsidiaries were sold for cash at a price equal to the Appraised Value, all reasonable closing costs relating to such sale were paid, all debts and liabilities of the Partnership and the Subsidiaries were paid, and the

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remaining net proceeds were distributed to the Partners pursuant to Section 6.4 hereof, multiplied times (ii) seventy-five percent (75%) (the “Sales Price”). The closing of the purchase and sale of the Put Interest shall occur at the time and place determined by the Partnership provided that in no event shall it occur more than one hundred twenty (120) days after the Partnership receives notice of the Put Election. At closing, the Selling Partner shall execute such agreements and instruments as may be reasonably requested by the Partnership.

(b) Notwithstanding the provisions of Section 8.7(a) above, if the Sales Price for the Put Interest determined under Section 8.7(a) would be equal to or less than Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333), then the Put Interest shall be equal to all (100%) rather than one-third (33 1/3%) of the Selling Partner’s Partnership Interest, such that the Selling Partner shall sell and the Partnership shall purchase all (100%) of the Selling Partner’s Partnership Interest in accordance with this Section 8.7 and the Sales Price will be based on such revised Put Interest.

(c) Notwithstanding the provisions of Section 8.7(a) and (b) above, if in a given year, the total amount of Put Interests of all Selling Partners (based upon all Put Elections for such year) exceeds ten percent (10%) of the total Partnership Interests in the Partnership, then the Put Interest to be sold by each Selling Partner and purchased by the Partnership shall be reduced on a pro rata basis relative to all Put Interests which are the subject of Put Elections for such year such that the total of all Put Interests being sold by Selling Partners and purchased by the Partnership equals, in the aggregate, ten percent (10%) of the Partnership Interests of the Partnership.

ARTICLE IX

RESIGNATION, WITHDRAWAL AND REMOVAL OF

GENERAL PARTNER: ADMISSION OF NEW GENERAL PARTNER

Section 9.1 Voluntary Resignation or Withdrawal of the General Partner. The General Partner may not withdraw its interest in the Partnership, Transfer its interest to any Person or admit any Person as a substitute General Partner except as provided in Section 4.12 hereof, Article VIII hereof or this Article IX.

Section 9.2 Substitute and Additional General Partners. To the extent permitted under Texas law, the General Partner may, with the consent of at least a Majority in Interest of the Partners, at any time designate additional Persons to be General Partners, whose interest in the Partnership shall be such as shall be agreed upon by the General Partner and such additional General Partners, so long as the Partnership Interest of the Limited Partners shall not be affected thereby.

Section 9.3 Admission of a Successor General Partner. Any successor Person shall be admitted as a General Partner of the Partnership if the following terms and conditions are satisfied:

(a) The written consent of at least a Majority in Interest of the Partners to the admission of such Person as a General Partner shall have been obtained;

AGREEMENT OF LIMITED PARTNERSHIP - Page 27

(b) The successor Person shall have accepted and assumed all the terms and provisions of this Agreement;

(c) If the successor Person is a corporation, it shall have provided counsel for the Partnership with a certified copy of a resolution of its Board of Directors authorizing it to become a General Partner under the terms and conditions of this Agreement; and

(d) The successor Person shall have executed this Agreement and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner.

ARTICLE X

DISSOLUTION

Section 10.1 Dissolution.

(a) It is the intention of the Partners that the business of the Partnership be continued by the Partners, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would result in a statutory dissolution of the Partnership pursuant to the laws of the State of Texas, and no Partner shall be released or relieved of any duty or obligation hereunder by reason thereof; provided, however, that the business of the Partnership shall be terminated, its affairs wound-up and its property and assets distributed in liquidation on the earlier to occur of:

(i) December 31, 2050;

(ii) a determination by a Majority in Interest of the Partners that the business of the Partnership should be terminated;

(iii) the bankruptcy or insolvency of the Partnership;

(iv) subject to the provisions of Section 10.1(b) hereof, the death, incompetency, bankruptcy, insolvency, withdrawal or removal from the Partnership of the last remaining General Partner;

(v) the date upon which a Liquidating Event occurs, and all payments have been received; or

(vi) entry of a decree of judicial dissolution.

For purposes of this Agreement, bankruptcy shall be deemed to have occurred when the Person in question files a petition under any section or chapter of the Federal Bankruptcy

AGREEMENT OF LIMITED PARTNERSHIP - Page 28

Code, as amended, or becomes subject to an order for relief under Title 11 of the United States Code Annotated or is declared bankrupt or insolvent in a state bankruptcy or insolvency hearing.

(b) Upon the occurrence of any event set forth in clause (iv) of Section 10.1(a) above with respect to the last remaining General Partner, the business of the Partnership shall be continued pursuant to the provisions of this Agreement if, within a period of ninety (90) days from the date of such occurrence, each of the Limited Partners shall elect in writing that it be so continued and shall designate one or more Person to be admitted to the Partnership as a General Partner. Any such Person shall upon admission to the Partnership succeed to all of the rights and powers of a General Partner hereunder, provided that the former General Partner shall retain and be entitled to its share of profits, losses, distributions, and capital associated with the General Partner’s Partnership Interest.

Section 10.2 Wind-Up of Affairs. As expeditiously as possible following the occurrence of an event giving rise to a termination of the business of the Partnership, the General Partner (or a special liquidator who may be appointed by a Majority in Interest of Limited Partners if the termination results from a circumstance described in Section 10.1(a)(iv) above relative to the General Partners) shall wind-up the affairs of the Partnership, sell its property and assets for cash at the highest price reasonably obtainable, distribute the proceeds in accordance with Section 6.4 hereof in liquidation of the Partnership and file a certificate of cancellation with the Secretary of State of Texas. In no event shall there be a distribution of the property and assets of the Partnership in kind, unless a Majority in Interest of the Partners approve such distribution.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments. In addition to the right of the General Partner to amend certain of the provisions of this Agreement by reason of the power of attorney granted to the General Partner under Section 5.4 hereof, a Majority in Interest of the Partners may, by instrument in writing, amend any of the other provisions hereof; provided, however, that no amendments may be effective to impose any personal liability on a Partner unless such Partner consents to such amendment.

Section 11.2 Other Activities. Any Partner may engage or possess an interest in other business ventures of every nature and description, independently or with others, including, without limitation, the acquisition, construction, ownership, leasing, operation and management of commercial or residential real estate projects (including projects similar to the Property), and neither the Partnership nor any of the other Partners shall have any right by virtue of this Agreement in and to such other ventures or to the income or property derived therefrom.

Section 11.3 Partition. No Partner shall be entitled to a partition of the Property or any other property or assets of the Partnership, notwithstanding any provision of law to the contrary.

AGREEMENT OF LIMITED PARTNERSHIP - Page 29

Section 11.4 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (ii) delivered by a recognized courier service maintaining evidence of delivery, (iii) delivered personally, or (iv) transmitted by telegram or facsimile transmission addressed as set forth on the signature pages hereof or of the Subscription Agreements, as applicable. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is actually delivered to the address of the addressee with the return receipt, the delivery receipt, the affidavit of courier or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

Section 11.5 Provisions Severable. Every provision of this Agreement is intended to be severable and, if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 11.6 Counterparts. This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

Section 11.7 Headings. The headings of the various Sections are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

Section 11.8 Successors and Assigns. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns.

Section 11.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND ALL OBLIGATIONS OF ONE PARTNER TO ANOTHER ARE PERFORMABLE IN DALLAS COUNTY, OR AT THE SITE OF THE PROPERTY.

Section 11.10 NOTICE OF INDEMNIFICATION. THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTION 4.11 HEREOF.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT OF LIMITED PARTNERSHIP - Page 30

In WITNESS WHEREOF, the Partners have executed this Agreement effective as of the date first above written.

GENERAL PARTNER:

Address:	FAIRWAYS EQUITIES, LLC, a Texas limited liability company
16250 N. Dallas Parkway
#101
Dallas, Texas 75248	By:	/s/ James C. Leslie
	Name:	James C. Leslie
	Title:	Manager

AGREEMENT OF LIMITED PARTNERSHIP - Page 31

EXHIBIT “A”

Property Description

The description of the Property follows this cover page.

EXHIBIT “A”, Property Description - Cover Page

EXHIBIT “B”

Limited Partners Partnership Interest Schedule

The current version of the Limited Partners Partnership Interest Schedule follows this cover page.

EXHIBIT “B”, Limited Partners Partnership Interest Schedule - Cover Page

LIMITED PARTNERS PARTNERSHIP INTEREST SCHEDULE

for

Fairways Frisco, L.P.

Limited Partner	Percentage of Limited Partnership Interest
Ascendant Solutions, Inc.	100.00%
Total	100.00%

Effective as of December 30, 2004.

LIMITED PARTNERS PARTNERSHIP INTEREST SCHEDULE – Solo Page

EXHIBIT “C”

Capital Requirement Amounts and Dates

December 31, 2004	$154,602
January 5, 2005	273,152
January 10, 2005	868,559
January 14, 2005	52,579
February 1, 2005	185,077
February 7, 2005	20,300
February 11, 2005	163,363
After February 11, 2005	4,502,302

TOTAL	$6,280,000

EXHIBIT “C”, Capital Requirement Amounts and Dates – Solo Page

TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

		Page
Section 11.4	Notices	30
Section 11.5	Provisions Severable	30
Section 11.6	Counterparts	30
Section 11.7	Headings	30
Section 11.8	Successors and Assigns	30
Section 11.9	APPLICABLE LAW	30
Section 11.10	NOTICE OF INDEMNIFICATION	30

EXHIBITS:

“A”	-	Property Description
“B”	-	Limited Partners Partnership Schedule
“C”	-	Capital Contribution Amounts and Dates

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